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Exhibit 10.2

August 27, 2001

Kenyon Mei
2978 Grapevine Terrace
Fremont, CA 94539

Dear Kenyon,

    I am pleased to confirm our offer to you for regular, full-time exempt employment as Chief Operating Officer with Integrated Telecom Express, Inc. Based in San Jose, Calif. you will report directly to me as interim Chief Executive Officer.

    We are offering you a salary paid at the rate of $9,615.38 per pay period (the equivalent of $250,000 per year) which will be paid bi-weekly during the term of your employment. You will receive a sign-on bonus of $30,000 if you confirm your acceptance of this offer in writing within five business days. This will be paid within 30 days of your date of hire. If you should leave prior to completing one year of employment with ITeX you will be required to reimburse the company for the full amount of the sign-on bonus. For calendar year 2001 you will be eligible to receive a target bonus of $70,000 (pro-rated to the nearest month) upon the achievement of performance goals to be approved by the CEO no later than October 15, 2001. For calendar year 2002, you shall be eligible to receive a target bonus of $70,000 upon the achievement of performance objectives to be approved by the CEO no later than January 31, 2002. Additionally, health and dental/vision insurance plans are available starting on the first day of the calendar month following your date of hire.

    Subject to approval by ITeX's Board of Directors, you will be granted options to purchase 750,000 shares of the common stock of ITeX at a price to be decided by the Board. These options are to vest over four years according to ITeX's standard vesting schedule commencing from the date of hire. Should you leave ITeX during the vesting period, your options will cease to accrue, as more fully described in ITeX's option plan. You will be granted options to purchase an additional 500,000 shares of stock at the same time as the first grant. However, the second grant shall vest as to 100% of the shares subject to such grant five years following your date of hire. If, within six months following your date of hire, the Board approves a business plan for the company that has been collectively prepared by you and the new CEO, the options from the second grant shall vest as to 25% of the shares subject to such grant 18 months following the date of hire and 1/48th of the shares subject to such grant monthly thereafter, so that the options from the second grant will be fully vested and exercisable fifty-four months from the date of hire, subject to your continued service to the company on the relevant vesting dates. The options from the second grant will be subject to the terms, definitions and provisions of the Option Plan and the stock option agreement to be executed by yourself and the company.

    In the event of a "Change of Control" that occurs prior to your termination of employment and prior to one year of employment, 50% of the unvested shares subject to the grants shall immediately vest and become exercisable. Thereafter the Options shall continue vesting at the same rate and in the same amounts as prior to such acceleration. If the Change of Control should occur more than one year after your date of hire, 100% of the unvested options subject to the grants listed in this letter shall immediately vest and become exercisable.

    By countersigning this letter, you accept our offer and confirm that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full time employment with ITeX, (ii) you will not disclose any trade secret or confidential information of any third party to ITeX, and (iii) you do not know of any conflict which would restrict your employment with ITeX.

    Your employment with ITeX is "at will" and is of no specific duration. However, our intent is to provide the tools and environment that will help you achieve the highest level of success.

    If you have any questions concerning this offer, please contact me immediately at (408) 513-9201. If you accept our offer, please sign this offer letter where indicated and return it to me or fax it to my private fax number (408) 513-9405. This offer will expire of its own accord if it is not accepted in writing by 5pm on August 31, 2001.

Sincerely,	Accepted and agreed
/s/ DANIEL CHEN Daniel Chen	By:	/s/ KENYON MEI
Chairman of the Board and Interim Chief Executive Officer	Start Date:	September 4, 2001 (Start Date by 9/4/01 expected)

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  Exhibit 10.2